Exhibit (d)(3)

GREAT ELM CAPITAL CORP.

FORM OF NOTICE TO STOCKHOLDERS WHO ARE RECORD HOLDERS

Up to 10,761,950 Shares of Common Stock Issuable Upon Exercise of Non-Transferable Rights

[        ], 2020

Dear Stockholder:

Enclosed for your consideration is a prospectus, dated [        ], 2020 (the “Prospectus”), relating to the offering by Great Elm Capital Corp., a Maryland corporation (the “Company”), of non-transferable subscription rights (the “Rights”) to subscribe for up to an aggregate of 10,761,950 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The Rights will be issued to stockholders of record (the “Record Date Stockholders”) as of 5:00 p.m., New York City time, on September 4, 2020 (the “Record Date”). The Rights are offered on the terms and subject to the conditions described in the Prospectus.

The Rights may be exercised at any time during the subscription period, which commences on September 8, 2020 and ends at 5:00 p.m., New York City time, on September 28, 2020, unless extended by the Company in its sole discretion (the “Expiration Date”). The Rights are non-transferable and will not be listed for trading on the Nasdaq Global Market. The Rights may not be purchased or sold, and there will not be any market for trading the Rights. The shares of the Common Stock to be issued pursuant to the offering will be listed for trading on the Nasdaq Global Market under the symbol “GECC”.

The Rights will expire and be of no value if not exercised on or prior to the Expiration Date.

As described in the Prospectus, each Record Date Stockholder is entitled to receive one Right for each outstanding share of Common Stock owned on the Record Date. The Rights entitle the Record Date Stockholders to purchase one new share of Common Stock for every one Right held (the “primary subscription right”) at the subscription price (the “Subscription Price”), to be calculated as described in the Prospectus as of the Expiration Date. Record Date Stockholders who fully exercise their primary subscription right will be entitled to subscribe, subject to the limitations described in the Prospectus and subject to allotment, for additional shares of Common Stock that were not subscribed for by the Record Date Stockholders (the “over-subscription privilege”).

The Subscription Price per share will be 85% of the volume-weighted average of the market prices of the Company’s shares of Common Stock on the Nasdaq Global Market for the five consecutive trading days ending on the Expiration Date. As a result, the Company is requiring that Rights holders who wish to exercise their Rights deliver to American Stock Transfer & Trust Company, LLC, the subscription agent for the offering (the “Subscription Agent”) the estimated subscription price of $4.52 per share (the “Estimated Subscription Price”) on or before the Expiration Date as indicated in the Section entitled “The Offering—Payment for Shares” in the Prospectus. In the event that the Subscription Price exceeds the Estimated Subscription Price, an invoice will be sent for any additional amounts due. Payment for such additional amounts, if any, must be made within ten business days after the confirmation date. In the event the Subscription Price is less than the Estimated Subscription Price, the Subscription Agent will mail a refund to exercising Rights holders. No interest or penalty will be paid on amounts refunded.

The Rights will be evidenced by subscription rights certificates (the “Subscription Rights Certificates”). No fractional shares of Common Stock will be issued pursuant to the Rights.

You will be required to submit payment in full for all of the shares of Common Stock you wish to purchase pursuant to the exercise of the Rights on or prior to the Expiration Date. Rights holders who exercise their Rights will have no right to rescind their subscription after receipt of their completed Subscription Rights Certificates together with payment for shares by the subscription agent.

Enclosed are copies of the following documents:

1. Prospectus;

2. Letter to the Company’s stockholders, dated [    ], 2020;

3. Subscription Rights Certificate;

4. Instructions as to the Use of Great Elm Capital Corp.’s Subscription Rights Certificates; and

5. A return envelope, addressed to American Stock Transfer & Trust Company, LLC.

Your prompt attention is requested. To exercise Rights, you should complete and sign the Subscription Rights Certificate and forward it, with payment of the Estimated Subscription Price in full for each share of Common Stock subscribed for pursuant to the primary subscription right and the over-subscription privilege to the Subscription Agent, as indicated on the Subscription Rights Certificate and as indicated in the Prospectus. The Subscription Agent must receive the properly completed and duly executed Subscription Rights Certificate and full payment of the Estimated Subscription Price on or prior to the Expiration Date.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE DIRECTED TO AST FUND SOLUTIONS, LLC, THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (888) 628-1041 OR VIA EMAIL AT INFO@ASTFINANCIAL.COM.